EXHIBIT 4.9

FORM OF FLOATING RATE DEBT SECURITY (LIBOR)

(FORM OF FACE OF DEBT SECURITY)

[IF THE DEPOSITORY TRUST COMPANY IS THE DEPOSITORY, INSERT THE FOLLOWING:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[IF DEBT SECURITY IS A GLOBAL DEBT SECURITY, INSERT THE FOLLOWING:

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

No.	$

CUSIP No:

ISIN No:

Common Code:

Verizon Communications Inc.

[TITLE OF DEBT SECURITY]

Verizon Communications Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to    ______________, or registered assigns, the principal sum of _________Dollars ($_________) on_________, and to pay interest on said principal sum at the floating rate per annum determined in accordance with the provisions below (the “interest rate”), until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. This Debt Security (or one or more

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Predecessor Securities, as defined in the Indenture hereinafter referred to) shall bear interest at a rate per annum equal to LIBOR (as defined below) [plus/minus] _________%, which rate will be reset quarterly (as described below), and will be payable quarterly in arrears on each _________, _________, _________and_________, each an “interest payment date.” The interest rate on this Debt Security will in no event be lower than zero. If any interest payment date falls on a day that is not a business day (as defined below), the Company will make the interest payment on the next succeeding business day unless such business day is in the next succeeding calendar month, in which case (other than in the case of the interest payment date on the maturity date) the Company will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment.

Interest on this Debt Security will accrue from, and including,_________ to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for (or from, and including, __________, if no interest has been paid or duly provided for) to, but excluding, the next applicable interest payment date or the maturity date, as the case may be (each, an “interest period”). The amount of accrued interest payable for any interest period shall be calculated by multiplying the face amount of this Debt Security by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from, and including, _________, or from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for, to, but excluding, the date for which accrued interest is being calculated. The interest factor for each day shall be computed by dividing the interest rate applicable to such day by 360.

If the maturity date of this Debt Security falls on a day that is not a business day, the payment of principal, premium, if any, and interest shall be made on the next succeeding business day, as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after the maturity date to the date of such payment on the next succeeding business day.

The interest installment so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the_________, _________, _________or _________, as the case may be (whether or not a business day), immediately preceding such interest payment date. However, interest that the Company pays on the maturity date shall be payable to the person to whom the principal hereof shall be payable. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such regular record date, and may be paid to the person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities as provided in the Indenture, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

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As used herein, “business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York; provided, that such day is also a London business day. “London business day” means any day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

The interest rate on this Debt Security shall be calculated by the calculation agent, which will be an independent investment banking or commercial banking institution of international standing appointed by the Company and shall be equal to LIBOR (as defined below) [plus/minus]_________%; provided, however, that the interest rate in effect for the period from, and including, _________ to, but excluding, _________, the initial interest reset date, shall be _________% (the “initial interest rate”). The calculation agent will reset the interest rate on each interest payment date, each of which is an “interest reset date.” The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date shall be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date; provided, however, that the interest rate in effect for the period from, and including, _________, to, but excluding, the initial interest reset date shall be the initial interest rate. The interest rate in effect on any day that is an interest reset date shall be the interest rate determined as of the interest determination date pertaining to such interest reset date.

“LIBOR” shall be determined by the calculation agent in accordance with the following provisions:

(i) With respect to any interest determination date, LIBOR shall be the rate for deposits in U.S. dollars having a maturity of _________months commencing on the first day of the applicable interest period that appears on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, on such interest determination date. If no such rate appears, then LIBOR, in respect to such interest determination date, shall be determined in accordance with the provisions described in clauses (ii) and (iii) below.

(ii) With respect to an interest determination date on which no rate appears on the Reuters Screen LIBOR01 Page, as specified in clause (i) above, unless clause (iii) below applies, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of _________ months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such interest determination date shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such interest determination date shall be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the City of New York, on such interest determination date by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, having a_________ month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the calculation agent are not providing quotations in the manner described in this sentence, LIBOR determined as of such interest determination date shall be LIBOR in effect on such interest determination date.

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(iii) Notwithstanding clause (ii) above, if the Company, in its sole discretion, or the calculation agent determine that LIBOR has been permanently discontinued and the Company or the calculation agent have notified the other of such determination, the calculation agent will use, upon consultation with us, as a substitute for LIBOR (the “Alternative Rate”) for each interest determination date thereafter, the reference rate selected as an alternative to LIBOR by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding the selection and use of a substitute for LIBOR. As part of such substitution, the calculation agent will, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for this Debt Security. If the calculation agent determines, following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (a) the calculation agent shall have the right to resign as calculation agent in respect of this Debt Security and (b) the Company will appoint, in its sole discretion, a new calculation agent to replace the calculation agent, solely in its role as calculation agent in respect of this Debt Security, determine the Alternative Rate and make any Adjustments thereto, and the determinations of such calculation agent will be binding on the Company, the trustee and the holder of this Debt Security. If, however, the calculation agent or any subsequent calculation agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the interest determination date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by the calculation agent or any subsequent calculation agent.

As used herein, the “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for United States dollar deposits of major banks).

The calculation agent (which initially shall be U.S. Bank National Association, as successor to Wachovia Bank, National Association, and which may be changed by the Company from time to time) shall calculate the interest rate on this Debt Security on or before each calculation date and, upon request, provide holders of the Debt Securities the interest rate then in effect and, if determined, the interest rate which shall become effective as a result of a determination made for the next succeeding interest reset date with respect to this Debt Security. The calculation agent’s determination of any interest rate shall be final and binding absent error in the calculation thereof. The “calculation date” pertaining to any interest determination date shall be the earlier of (a) the tenth calendar day after such interest determination date, or if any such day is not a business day, the next succeeding business day, or (b) the business day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

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Notwithstanding the other provisions herein, the interest rate hereon shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Except as otherwise provided herein, all percentages resulting from any calculation shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation shall be rounded to the nearest cent (with one-half cent being rounded upward).

The principal of and the interest on this Debt Security shall be payable at the office or agency of the Company maintained for that purpose in the City of New York, State of New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. This Debt Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Debt Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. Bank National Association

as Trustee, Authenticating Agent and

Security Registrar

By
Authorized Signatory

Dated:

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(FORM OF REVERSE OF DEBT SECURITY)

This Debt Security is one of a duly authorized series of Securities of the Company, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of December 1, 2000, duly executed and delivered by the Company (as successor in interest to Verizon Global Funding Corp.) and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), as amended and supplemented (the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities. By the terms of the Indenture, the Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This Debt Security is one of the series designated on the face hereof (the “Debt Securities”) unlimited in aggregate principal amount.

[INSERT IF GLOBAL DEBT SECURITY — Beneficial interests in this global Debt Security may be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. This global Debt Security shall be exchangeable for Debt Securities in definitive form registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as the Depository or if at any time such Depository is no longer registered as a clearing agency or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute and a successor depository is not appointed by the Company within 90 days or (ii) the Company executes and delivers to the Trustee an Officers’ Certificate that this global Debt Security shall be so exchangeable. To the extent that this global Debt Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debt Securities registered in such names as the Depository shall direct. Debt Securities represented by this global Debt Security that may be exchanged for Debt Securities in definitive form under the circumstances described in this paragraph will be exchangeable only for Debt Securities in definitive form issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notwithstanding any other provision herein, this global Debt Security may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.]

In case an Event of Default with respect to the Debt Securities shall have occurred and be continuing, the principal of all of the Debt Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the

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consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debt Security then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times and place and at the rate and in the money herein prescribed.

The Debt Securities are issuable as registered Debt Securities without coupons.

The Debt Securities shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Debt Securities may be exchanged, upon presentation thereof for that purpose, at the office or agency of the Company in the City of New York, State of New York, for other Debt Securities of authorized denominations, and for a like aggregate principal amount and series, and upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

[The Debt Securities may not be redeemed prior to maturity.]

OR

[The Company may redeem this Debt Security on not less than 10 nor more than 60 days’ prior notice given as provided in the Indenture, in whole or from time to time in part, at the option of the Company, on any date or date on or after _________, and prior to maturity, at a redemption price equal to 100% of the principal amount of the Debt Securities being redeemed, plus accrued and unpaid interest on the principal amount of the Debt Securities being redeemed to, but excluding, the date of redemption.]

As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in the City of New York, State of New York, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

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Prior to due presentment for registration of transfer of this Debt Security the Company, the Trustee, any Paying Agent and any Security Registrar for the Debt Securities may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar for the Debt Securities) for the purpose of receiving payment of or on account of the principal hereof and (subject to Section 310 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar for the Debt Securities shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

[INSERT IF GLOBAL DEBT SECURITY — The Depository by acceptance of this global Debt Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this global Debt Security unless such beneficial interest is in an amount equal to an authorized denomination for Debt Securities of this series.]

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

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